Exhibit 99.d.2.c

AMENDMENT #3 TO SCHEDULE A

PORTFOLIOS OF UBS RELATIONSHIP FUNDS

UBS High Yield Relationship Fund

UBS Defensive High Yield Relationship Fund

UBS U.S. Securitized Mortgage Relationship Fund

DSI Enhanced S&P 500 Relationship Fund

This Amendment has been agreed to as of this 8th day of April, 2002 by the undersigned.

UBS RELATIONSHIP FUNDS

By:	/s/ Brian M. Storms
Brian M. Storms
Title:	President

UBS GLOBAL ASSET MANAGEMENT (AMERICAS) INC.

By:	/s/ Benjamin F. Lenhardt, Jr.
Benjamin F. Lenhardt, Jr.
Title:	President and CEO

UBS GLOBAL ASSET MANAGEMENT (AMERICAS) INC.

By:	/s/ Mark F. Kemper
Mark F. Kemper
Title:	Secretary